SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               __________________


                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported): September 30, 1998




                          Coyote Network Systems, Inc.
             (Exact name of registrant as specified in its charter)



                                    Delaware
           -----------------------------------------------------------
                 (State or other jurisdiction or incorporation)

          1-5486                                         36-2448698
  ------------------------                      -----------------------------
  (Commission File Number)                      (I.R.S. Employer I.D. Number)


        4360 Park Terrace Drive
      Westlake Village, California                          91361
  ---------------------------------------                 ----------
  (Address of Principal Executive Offices)                (Zip Code)

                                  818-735-7600
              ---------------------------------------------------
              (Registrant's telephone number; including area code)

Item 2.  Acquisition or Disposition of Assets.

     On September 30, 1998, Coyote Network Systems, Inc. (the "Company") completed the acquisition of INET Interactive Network System, Inc. ("INET"), through the merger (the "Merger") of INET into a wholly owned subsidiary of the Company. INET is a provider of quality international long distance services to high volume, commercial and residential "affinity" groups. Headquartered in Los Angeles, California, INET markets international long distance services to more than 17,000 customers, primarily to French and Japanese affinity groups.

     Pursuant to the Merger, the outstanding shares of INET capital stock were converted into the right to receive the following aggregate merger consideration: (i) a cash payment in the amount of $668,324, (ii) 178,470 shares of the Company's common stock, and (iii) the right to receive additional shares of the Company's common stock (the "Earnout Shares") to be determined as provided in the next paragraph below. The Company also made a cash payment of $74,258 and issued 19,830 shares of the Company's common stock to Receivables Funding Corporation in connection with the cancellation of certain warrants to purchase shares of INET common stock and the transfer of certain lines of credit and other contracts to the surviving corporation in the Merger, and made cash payments in the aggregate amount of $257,418 in connection with certain contractual releases.

     The Company will issue the Earnout Shares in five installments, to the extent earned, as follows: (i) if INET's earnings before interest, taxes, depreciation and amortization ("EBITDA") for the 12-month period from October 1, 1998 to September 30, 1999 exceed $100,000, the Company will issue the number of Earnout Shares determined by dividing $500,000 by the average closing price of the Company's common stock over the 20 trading days preceding August 31, 1999,
(ii) if INET's EBITDA for the 12-month period from October 1, 1999 to September 30, 2000 exceeds $100,000, the Company will issue the number of Earnout Shares determined by dividing $500,000 by the average closing price of the Company's common stock over the 20 trading days preceding August 31, 2000, (iii) if INET's profits before taxes for the period from October 1, 1998 to March 31, 1999 exceed $215,000, the Company will issue the number of Earnout Shares determined by dividing $250,000 by the average closing price of the Company's common stock over the 20 trading days preceding March 31, 1999, (iv) if INET's profits before taxes for the period from April 1, 1999 to March 31, 2000 exceed $778,000, the Company will issue the number of Earnout Shares determined by dividing $500,000 by the average closing price of the Company's common stock over the 20 trading days preceding March 31, 2000, and (v) if INET's profits before taxes for the period from April 1, 2000 to March 31, 2001 exceed $1,200,000, the Company will issue the number of Earnout Shares determined by dividing $250,000 by the average closing price of the Company's common stock over the 20 trading days preceding March 31, 2001. The issuance of the Earnout Shares based on INET's profits before taxes for a given period may be accelerated to the extent that the target for INET's profits before taxes is met for the preceding period.

     The shares of the Company's common stock were issued in the Merger pursuant the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

     The terms of the Merger are set forth in the Stock Acquisition by Merger Agreement, dated as of September 30, 1998, among the Company, INET Acquisition, Inc., INET Interactive Network System, Inc., Claude Buchert, Helene Legendre and First Rock Trustees, Limited, a Gibraltar corporation, trustee of the Guimauve
Trust, a Gibraltar trust dated September 1, 1994, which is attached as an exhibit to this Current Report and is incorporated herein by reference, and the description of such terms herein is qualified by reference to such exhibit.

     The Company financed the acquisition of INET by using a part of the proceeds of its recently completed $7 million equity private placement with a single institutional investor. Pursuant to the private placement, the Company sold 700 shares of 5% Series A Convertible Preferred Stock and a warrant to purchase up to 225,000 shares of the Company's common stock, and received net proceeds of approximately $6.3 million.

Item 7.  Financial Statements and Exhibits.

         (a)      Financial statements of business acquired.

          The Company will file an amendment to this Form 8-K containing financial statements of INET Interactive Network System, Inc. not later than December 14, 1998.

         (b)      Pro forma financial information.

          The Company will file an amendment to this Form 8-K containing pro forma financial information not later than December 14, 1998.

         (c)      Exhibits

               2.1--Stock   Acquisition  by  Merger   Agreement,   dated  as  of
                    September 30, 1998, among Coyote Network Systems, Inc., INET Acquisition, Inc., INET Interactive Network System, Inc., Claude Buchert, Helene Legendre and First Rock Trustees, Limited, a Gibraltar corporation, trustee of the Guimauve Trust, a Gibraltar trust dated September 1, 1994.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        COYOTE NETWORK SYSTEMS, INC.

Date:  October 15, 1998
                                        BY     /s/ JAMES J. FIEDLER
                                               --------------------------------
                                               James J. Fiedler
                                               Chairman of the Board and
                                               Chief Executive Officer